Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated August 1, 2025, except for Note 17, as to which the date is September 16, 2025, with respect to the consolidated financial statements of EquipmentShare.com Inc and subsidiaries, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
St. Louis, Missouri
January 12, 2026